FOR IMMEDIATE RELEASE:

Contacts:	Alan Caminiti (Media)	914-701-8400
	Dan Loh (Investors)	914-701-8210

     Atlas Air Worldwide Holdings, Inc.
Names William J. Flynn President and CEO

Purchase, N.Y., May 3, 2006 -- Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWW.PK), a leading provider of global air cargo services, has appointed William J. Flynn President and Chief Executive Officer, effective June 22, 2006. Mr. Flynn will succeed Jeffrey H. Erickson, who announced in January that he would retire this year.

Mr. Flynn, a seasoned executive who has held senior management positions with leading transportation companies, brings to AAWW a strong management background in global freight forwarding and logistics. In addition, the Company is looking to Mr. Flynn’s considerable operating and strategic planning background to contribute greatly to its pursuit of growth and profitability objectives.

“In Bill, we have found a chief executive with the skills and experience necessary to take our Company to the next level of operating efficiency and sustained profitability,” said Gene Davis, Chairman of AAWW’s Board of Directors. “Throughout his career in senior management at major transportation and logistics companies, Bill has consistently improved the balance sheet by focusing on strategies for cost control and productivity improvement. Coupled with that has been his ability to stay one step ahead of marketplace and economic conditions, including weathering the downturns and capitalizing on the upturns. I think those qualities will serve him well in our industry, mesh perfectly with our vision for the Company, and will increase value to our shareholders.”

Before accepting his position at AAWW, Mr. Flynn was President and CEO of GeoLogistics, a global transportation and logistics enterprise with combined operating revenues in excess of $2 billion. He led GeoLogistics’ turnaround to profitability and successfully completed the sale of the company to PWC Logistics. This transaction generated a 14.6 multiple, resulting in a substantial return for investors of approximately 30% and was rated the “Turnaround of the Year” by Thomson Financial’s Buyouts magazine.

Prior to that, he spent a number of years with Sea-Land Service, Inc., a subsidiary of CSX Corporation, where he held a variety of senior management positions in Asia, Latin America and the United States.

In 1999, he was recruited by CSX to remain following the sale of the Sea-Land subsidiary. There he successfully helped complete the troubled integration of Conrail into CSX, rebuilding and expanding relationships with customers that had been severely impacted by the integration.

Commenting on Mr. Erickson’s service, Mr. Davis said, “It is hard to adequately describe what Jeff has meant to this Company. His vision and guidance contributed mightily to the effective reorganization of AAWW and to its emergence from Chapter 11 in just six months in 2004. His strength and reassuring presence during the trying time leading up to and through bankruptcy instilled courage and hope in our employees, and were key to the Company’s ability to retain the core of its valuable workforce throughout the period.

“Jeff will be missed, but his presence will continue to be felt in the strong Company he has helped build, in our roadmap for the future and, happily, in his continuing presence as a member of our Board of Directors.”

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

AAWW, through its principal subsidiaries Atlas and Polar, offers scheduled air cargo service, cargo charters, military charters, and ACMI aircraft leasing in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis.

AAWW’s press releases, SEC filings and other information may be accessed through the Company’s home page, www.atlasair.com. AAWW’s Annual Report on Form 10-K for 2005 may be viewed by clicking on the link to “SEC Filings” available on the “Investor Relations” page of the Company’s Web site at www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’

ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our continued ability to remedy weaknesses in our internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on April 14, 2006. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

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